EXHIBIT 11.1

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)
                                   (unaudited)


                                          Three Months Ended   Six Months Ended
                                               June 30,            June 30,
                                          ------------------  ------------------
                                            2001      2000      2001      2000
                                          --------  --------  --------  --------
Net Income.............................   $ 9,430   $14,431   $23,377   $27,095
                                          ========  ========  ========  ========

Basic earnings per share...............   $  0.19   $  0.29   $  0.46   $  0.54
                                          ========  ========  ========  ========

Weighted average shares
 outstanding-basic.....................    50,887    50,274    50,794    50,193
                                          ========  ========  ========  ========

Diluted earnings per share.............   $  0.18   $  0.27   $  0.43   $  0.51
                                          ========  ========  ========  ========

Weighted average shares
 outstanding-diluted...................    53,450    53,567    53,786    53,490
                                          ========  ========  ========  ========

Calculation of weighted average shares:
   Weighted average common stock
    outstanding-basic..................    50,887    50,274    50,794    50,193
   Weighted average common stock
    options, utilizing the treasury
    stock method.......................     2,563     3,293     2,992     3,297
                                          --------  --------  --------  --------

Weighted average shares
 outstanding-diluted...................    53,450    53,567    53,786    53,490
                                          ========  ========  ========  ========